Exhibit 5.1

PAYKIN GREENBLATT LESSER & KRIEG LLP

ATTORNEYS AT LAW

185 MADISON AVENUE, 10TH FLOOR

NEW YORK, NEW YORK 10016

PH. (212) 725-4423 • FAX (212) 684-9022

JOSEPH N. PAYKIN^	OF COUNSEL
JUDAH D. GREENBLATT**	_______________________
ROBERT I. LESSER**	CLAUDIO B. BERGAMASCO**
CHARLES D. KRIEG*	MARTIN MUSHKIN***
RICHARD H. ROSENBLUM**	JOHN M. TANENBAUM+
JAMES KLATSKY*	________________________
KEVIN P. C ARROLL*	* ADMITTED IN NY
VINCENT T. PALLACI**	** ADMITTED IN NY AND NJ
*** ADMITTED IN NY AND CT
^ ADMITTED IN NY AND FL
+ ADMITTED IN NY, CT, AND DC
++ ADMITTED IN NY, DC, CT

June 16, 2006

Action Products International, Inc.

1101 N. Keller Road, Suite E

Orlando, Florida 32810

Re:	Form S-3 Registration Statement No. 333-

Ladies and Gentlemen:

We have acted as counsel for Action Products International, Inc., a Florida corporation, (the “Corporation”), in connection with the referenced Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 6,000,000 shares of the Corporation’s common shares, $0.001 par value (the “Common Shares”), that may be issued pursuant to the warrants referenced in the Registration Statement (the “Warrants”).

We have examined the Articles of Incorporation of the Corporation, as amended, the Bylaws of the Corporation, as amended, records of proceedings of the Board of Directors of the Corporation deemed by us to be relevant to this opinion letter, and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Corporation and certificates of public officials. We have made no independent investigation with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

This opinion letter is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

NEW JERSEY OFFICE, TWO UNIVERSITY PLAZA, Hackensack, NJ 07601
Tel: (201) 342-6262	Fax: (201) 342-8848

PAYKIN GREEBLATT LESSER & KRIEG LLP

Action Products International, Inc.

June 16, 2006

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of New York and the Business Corporation Act of the State of Florida, and applicable case law thereunder.

Based on the foregoing, it is our opinion that the 6,000,000 Common Shares covered by the Registration Statement and to be issued pursuant to the Warrant, when issued in accordance with the terms and conditions of the Warrant, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paykin, Greenblatt, Lesser & Krieg LLP

Paykin, Greenblatt, Lesser & Krieg LLP